EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
American Claims Evaluation, Inc.
We consent to the incorporation by reference in the registration statements (No. 333-147442, No. 333-39071 and No. 333-136319) on Form S-8 of American Claims Evaluation, Inc. and subsidiary of our report dated June 24, 2009 on the consolidated balance sheet of American Claims Evaluation, Inc. and subsidiary as of March 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, which report appears in this March 31, 2009 Annual Report on Form 10-K of American Claims Evaluation, Inc.
/s/ Holtz Rubenstein Reminick LLP
Melville, New York
June 24, 2009